                                                                    EXHIBIT 10.6

                              (On AET lefterhead)
                              -------------------

                             Guarantee Fee Letter
                             --------------------

Date: 5th June 2001


Neptune Orient Lines Limited
456 Alexandra Road,
#06-00, NOL Building
Singapore 119962


Attention:  Mr Lim How Teck
            Group Chief Financial Officer


Dear Sir,


Guarantee Fees
--------------

We refer to the guarantees of Neptune Orient Lines Limited ("NOL) guaranteeing in favour of Lenders our (and/or our subsidiaries) outstanding payment obligations to them under several loan facilities.

A schedule of the guaranteed loan facilities as at the date of this letter agreement is attached hereto as Appendix 1 (the "Loan Facilites"). We have agreed that this schedule may be subject to our mutual amendment, variation or addition from time to time.

Following and consequent to our successful initial public offering ("IPO"), we shall pay to NOL a guarantee fee calculated at 0.125% per annum of the outstanding payments owing by us (and/or our subsidiaries) to the Lenders under the terms of the Loan Facilities up to the amount which NOL has guaranteed (the "Guaranteed Debt"). This guarantee fee shall be paid net of any taxes, withholding or otherwise, which taxes shall be to our account.

The guarantee fee shall be paid quarterly in arrears (0.03125% per quarter) and the first quarterly payment shall be on a date six months from the IPO. The quantum of the Guaranteed Debt shall be determined between us in good faith from time to time and in any event such determination must take place no later than one week before our guarantee fee payment becomes due.

We have agreed with NOL that no guarantee fee shall be payable on any Guaranteed Debt for any period before the IPO.

                                       2
NOL has agreed that it shall continue to guarantee our (and/or our subsidiaries) payment obligations under the stated loan facilities so long as we pay the guarantee fee to NOL in accordance with the terms of this letter agreement, save insofar as such guarantees are no longer required by the Lenders in accordance with the terms of the Loan Facilities or NOL guarantees.

The terms of this letter agreement shall be construed and governed in accordance with Singapore law.

If the above correctly sets out our agreement, please indicate your acceptance of the terms of this letter by your acknowledgement below.


Yours sincerely,


JOSEPH KWOK
President and CEO
American Eagle Tankers Inc. Limited



We, Neptune Orient Lines Limited, hereby acknowledge our acceptance to the terms and conditions of this letter agreement.

LIM HOW TECK
Group Chief Financial Officer
Neptune Orient Lines Limited.

                                  APPENDIX 1

Guaranteed Loan Facilities:


   (i) One (1) loan facility between The Development Bank of Singapore and AET dated 5th March 2001

   (ii) Two (2) loan facilities between Lepta Shipping Co Ltd and AET both dated 21st February 2001

   (iii) One (1) loan facility between Trilithon Shipping Pte Ltd and Dai Ichi Kangyou Bank Ltd as Facility Agent & syndicate dated 31st March 1995 (See footnote (a))

   (iv) One (1) loan facility between Trilith Shipping Pte Ltd and Tokyo Mitsubishi International (Spore) Ltd as Facility Agent & syndicate dated 29th March 1995 (See footnote (b))

   (v) One (1) loan facility between Crystal Shipowning Co. Pte Ltd and OCBC Bank dated 6th April 1994 (See footnote (c)).


Footnotes:

        (a) NOL guarantees 65% of this loan and the Guaranteed Debt shall be so construed.

        (b) NOL guarantees 65% of this loan and the Guaranteed Debt shall be so construed.

        (c) NOL guarantees 100% of this loan with a counter indemnity of 35% from Mitsui & Co. The Guaranteed Debt shall be construed on the basis of 65%.